Exhibit 99.1

Thomas A. Sa Appointed President of California BanCorp

and California Bank of Commerce

Oakland, Calif., May 2, 2022 – California BanCorp (the “Company”) (Nasdaq: CALB), the parent company of California Bank of Commerce (the “Bank”), today announced that Thomas A. Sa has been appointed President of the Company and the Bank, effective immediately. Mr. Sa will continue in his roles as Chief Financial Officer and Chief Operating Officer of the Company and the Bank. Steven E. Shelton, who previously held the position of President of the Company and the Bank, will remain as Chief Executive Officer of the Company and the Bank.

“The separation of the President and CEO roles reflects the growth of the Company and the management structure we believe is best suited to continue effectively executing on the strategies that are enhancing the value of our franchise,” said Steven E. Shelton, Chief Executive Officer of the Company. “The elevation of Tom to President reflects the significant role he has played in building our franchise and the valuable skills and experience he brings to the organization. As President, Tom will have an even greater opportunity to make a positive impact across all areas of the organization, including overseeing the development of new business lines and processes that we believe will provide additional catalysts for our future growth while further diversifying our business mix.”

“I am extremely proud of the organization we have built and the work we have done to create one of the fastest growing commercial banks in Northern California,” said Thomas A. Sa. “As President, I look forward to continuing to work closely with Steve Shelton, the Board of Directors, and our exceptional CBC team to continue executing on our strategic plan and making a positive impact on all of our stakeholders.”

About Thomas A. Sa

Thomas A. Sa has served as Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company and the Bank since May 2019. Prior to joining the Company, Mr. Sa was an Executive Vice President of Western Alliance Bancorp from 2015 to 2019, most recently serving as Chief Risk Officer from November 2017 to May 2019. Prior to that, Mr. Sa held various executive roles including Executive Vice President, Chief Financial Officer of Bridge Bank, N.A. and its holding company, Bridge Capital Holdings from inception in 2001 to its merger with Western Alliance Bancorp in 2015. He was a director of Bridge Bank and Bridge Capital Holdings from 2010 to 2015.

About California BanCorp

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

Forward-Looking Information:

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2021 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which we expect to file with the SEC during the second quarter of 2022, and readers of this release are urged to review the additional information that will be contained in that report.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:

Steven E. Shelton, (510) 457-3751

Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

President

Chief Financial Officer and

Chief Operating Officer

tsa@bankcbc.com